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                                    EXHIBIT 1

                           AGREEMENT OF JOINT FILING



      THIS AGREEMENT OF JOINT FILING ("Agreement") is entered into as of January 10, 1997 among THE DENIS A. AND SANDRA LOU PORTARO REVOCABLE TRUST OF 1992, DENIS PORTARO, SANDRA PORTARO, and RONALD BELVILLE (collectively the "Reporting Persons").


                               R E C I T A L S:

      WHEREAS, the Reporting Persons beneficially own shares of Common Stock, $.01 par value, of Capstone Pharmacy Services, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Reporting Persons acquired such shares in connection with the simultaneous merger of companies owned by the Reporting Persons with and into a subsidiary of the Company; and therefore the Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"); and

      WHEREAS, each of the Reporting Persons desires by this Agreement to provide for the joint filing of a Schedule 13D, and all amendments thereto (if deemed to be necessary), with the Securities and Exchange Commission.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. The Reporting Persons will join in the preparation and filing of a single statement containing the information required by Schedule 13D, and all amendments thereto, and the Schedule 13D and all such amendments will be filed on behalf of each Reporting Person.

      2. Each Reporting Person will be responsible for the timely filing of the
Schedule 13D, and all amendments thereto and for the completeness and accuracy of the information concerning such party contained therein. No Reporting Person will be responsible for the completeness or accuracy of the information concerning any other party contained in the Schedule 13D or any amendment thereto, except to the extent such Reporting Person knows or has reason to believe that such information is inaccurate.

      3. Denis Portaro will be designated as the person authorized to receive notices and communications with respect to the Schedule 13D and all amendments thereto.

      4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.
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      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                    /s/ Denis Portaro
                                    -----------------------------
                                       DENIS PORTARO


                                    /s/ Sandra Portaro
                                    -----------------------------
                                       SANDRA PORTARO


                                    THE DENIS A. AND SANDRA LOU PORTARO
                                    REVOCABLE TRUST OF 1992


                                    By:/s/ Denis Portaro
                                    -----------------------------
                                       Denis Portaro, Trustee


                                    By:/s/ Sandra Portaro
                                    -----------------------------
                                       Sandra Portaro, Trustee


                                    /s/ Ronald Belville
                                    -----------------------------
                                    RONALD BELVILLE




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